Exhibit 99.1

On April 23, 2007, Constar International Inc. (the “Company”) filed a Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) in connection with its 2007 Annual Meeting of Stockholders to be held on May 30, 2007 (the “Annual Meeting”). At the Annual Meeting, the Company is requesting that the Company’s stockholders approve the 2007 Stock-Based Incentive Compensation Plan attached as Exhibit A to the Proxy Statement (the “Plan”).

Following discussions with certain stockholders regarding the Plan, the Plan has been amended to add a new Section 5.4 to the Plan to prohibit the issuance of more than 300,000 shares of Common Stock under Plan awards per year. For these purposes, a “year” would be defined as the twelve month period following the date of stockholder approval of the Plan and each anniversary thereof. New Section 5.4 reads as follows:

“The maximum number of shares of Common Stock subject to Awards that may be granted in the aggregate to all Employees during any Plan Year shall not exceed 300,000 (the “Aggregate Limit”). A “Plan Year” shall mean the twelve month period commencing with the date that the Company’s stockholders approve the Plan, and the twelve month period commencing on each anniversary of such date. Subject to Section 15 and Section 18.6, any Award that is canceled or repriced by the Committee shall count against the Aggregate Limit. Notwithstanding the foregoing, the Aggregate Limit may be adjusted to reflect the effect on Awards of any transaction or event described in Section 14. Any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not be counted against the Aggregate Limit.”

The Company is filing this information with the Securities and Exchange Commission (the “SEC”) as additional soliciting material in connection with the solicitation of proxies for the approval of the Plan at the Annual Meeting. The Company has previously filed with the SEC and distributed to the Company’s stockholders the Company’s definitive Proxy Statement. The Proxy Statement contains important information concerning the matters to be voted on at the Annual Meeting. The statements herein should be read in conjunction with the Proxy Statement.

You can obtain any of the documents that the Company files with the SEC through the SEC’s web site (www.sec.gov) or they can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington D.C. 20549. Information about the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. You can also obtain the documents that the Company files with the SEC on the Company’s web site at www.constar.net.